EXHIBIT 10.1

Mr. Charif Souki

Chairman, Chief Executive Officer and President

RE: U.K. Assignment

Dear Mr. Souki:

This letter agreement when accepted by you will constitute an amendment to the letter agreement entered into among Cheniere Energy, Inc. (the “Company”), Cheniere Supply & Marketing, Inc., a wholly-owned subsidiary of the Company, and you effective as of July 1, 2009 (the “Letter Agreement”), concerning your assignment in the U.K. to assist Cheniere Supply & Marketing, Inc. in pursuing long-term arrangements to secure LNG supply.

IT IS AGREED AS FOLLOWS:

Your U.K. assignment is modified with effect from April 1, 2010, in the following terms.

1.  The following paragraph is added to the Letter Agreement, as follows:

TERM

Your U.K. assignment shall be extended for an additional twelve-month period from its original termination date of July 1, 2010 to July 1, 2011.  Pursuant to the original terms and conditions of the Letter Agreement, your assignment shall not exceed a total of three years.

2.  The following paragraphs of the Letter Agreement are amended, as follows:

COMPENSATION

Your 2010 annual base salary has been established by the Compensation Committee.  In light of your U.K. assignment, your annual base salary is paid on a dual payroll basis.  The amount of your annual base salary allocated to your U.K. assignment and paid on a monthly basis for 2010 will be $220,300, as a result of your 2010 base salary adjustment.  Your base salary will be reviewed annually by the Compensation Committee.

U.K. EXPENSE ALLOWANCE

The Company will provide you with a non-pensionable, taxable allowance in the amount of $200,000 per annum, effective as of April 1, 2010, for the duration of your U.K. assignment.   The allowance is intended to cover the cost of temporary living arrangements in the U.K.  The allowance will be paid in quarterly installments in the month preceding each quarter and will not be added to your annual base salary for purposes of determining annual bonus awards or change of control payments.  Any changes/increases to the amount of the allowance will be subject to Board (as defined in the Letter Agreement) approval.

The remaining terms of the Letter Agreement will remain unchanged.  Any further extension of your assignment and the Letter Agreement are subject to Board (as defined in the Letter Agreement) approval.  Please signify your understanding of, and agreement with, the terms of this amendment to your Letter Agreement by signing below.

Yours very truly,

CHENIERE ENERGY, INC.

/s/ Ann Raden

By: Ann Raden
Vice President — Human Resources & Administration

4/21/2010
(Date)

CHENIERE SUPPLY & MARKETING, INC.

/s/ Ann Raden
By: Ann Raden
Vice President

4/21/2010
(Date)

AGREED:

/s/ Charif Souki
Charif Souki
Chairman, Chief Executive Officer & President

4/21/2010
(Date)